EXHIBIT 99.1

News

MGE Energy Reports Second-Quarter Earnings

Madison, Wis., Aug. 7, 2019—MGE Energy, Inc. (Nasdaq: MGEE) today reported financial results for the second quarter of 2019.

MGE Energy’s earnings for the second quarter of 2019 were $15.5 million, or 45 cents per share, compared to $18.3 million, or 53 cents per share, for the same period in the prior year.

During the second quarter of 2019, electric net income decreased due to lower residential customer usage resulting from cooler weather in June compared to the same period in the prior year.  Gas net income decreased during the quarter primarily related to lower gas retail sales attributable to warmer weather in April 2019 compared to the same period in the prior year.

MGE Energy, Inc.
(In thousands, except per share amounts)
(Unaudited)

Three Months Ended June 30,	2019	2018
Operating revenue	$122,147	$124,262
Operating income	$19,783	$24,231
Net income	$15,548	$18,351
Earnings per share (basic and diluted)	$0.45	$0.53
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Six Months Ended June 30,	2019	2018
Operating revenue	$289,716	$281,894
Operating income	$50,293	$50,419
Net income	$39,554	$38,352
Earnings per share (basic and diluted)	$1.14	$1.11
Weighted average shares outstanding (basic and diluted)	34,668	34,668

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 153,000 customers in Dane County, Wis., and purchases and distributes natural gas to 161,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact

Steven B. Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com